UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One):  [X] Form 10-K    Form 20-F    Form 11-K    Form 10-Q    Form N-SAR

               For Period Ended: December 31, 2004
               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR
               For the Transition Period Ended: ___________________


 -------------------------------------------------------------------------------
 Read Instruction (on back page) Before Preparing Form. Please Print or Type.
 -------------------------------------------------------------------------------
 Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
 -------------------------------------------------------------------------------
 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
 -------------------------------------------------------------------------------
 PART I -- REGISTRANT INFORMATION
 -------------------------------------------------------------------------------
 Full Name of Registrant

    PRIDE BUSINESS DEVELOPMENT HOLDINGS, INC.
 -------------------------------------------------------------------------------
 Former Name if Applicable

 -------------------------------------------------------------------------------
 Address of Principal Executive Office (Street and Number)

    15760 Ventura Boulevard, Suite 1020
 -------------------------------------------------------------------------------
 City, State and Zip Code

    Encino, California   91436
 -------------------------------------------------------------------------------

PART II -- RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant Seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a)    The reasons  described in reasonable  detail in Part III of this
                form  could  not  eliminated  without   unreasonable  effort  or
                expense;

  [X]    (b)    The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

         The registrant cannot file its December 31, 2004 Form 10-KSB within the prescribed time period because the registrant's independent accountants have not completed the process of gathering and analyzing the financial information necessary for finalizing the audit of the financial statements that will be included in the registrant's Form 10-KSB.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Ari Markow                  (866)                 868-0461
         ---------------------         -----------         ------------------
                (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s).   Yes |X|   No | |

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?   Yes |X|   No | |

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                During the quarter ended September 30, 2004, the Company acquired a 100% owned subsidiary, the results of which will be included in the current financial statements of the Company.

               PRIDE BUSINESS DEVELOPMENT HOLDINGS, INC.
             --------------------------------------------
             (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 31, 2005                      By:    /s/ Ari Markow
       --------------                             --------------
                                           Name:  Ari Markow
                                           Title: President